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                                                       SEC FILE NUMBER
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                                                        CUSIP NUMBER
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


(Check One)  |X|Form 10-K    |_|Form 20-F    |_|Form 11-K     |_|Form 10-Q
             |_|Form N-SAR   |_|Form N-CSR

                For Period Ended December 31, 2004
                |_|Transition Report on Form 10-K
                |_|Transition Report on Form 20-F
                |_|Transition Report on Form 11-K
                |_|Transition Report on Form 10-Q
                |_|Transition Report on Form N-SAR
                For the Transition Period Ended: _______________________________

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                         PART I - REGISTRANT INFORMATION
E-LOAN, INC.
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Full Name of Registrant

N/A
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Former Name if Applicable

6230 STONERIDGE MALL ROAD
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Address of Principal Executive Office (Street and Number)

PLEASANTON, CALIFORNIA 94588
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City, State and Zip Code

                        PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)


|X|   (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X|   (b)   The subject annual report, semi-annual report, transition report on
            Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

|_|   (c)   The accountant's statement or other exhibit required by Rule
            12b-25(c) has been attached if applicable.

                              PART III - NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the
prescribed time period.                          (Attach Extra Sheets if Needed)

As a result of the Sarbanes-Oxley Act of 2002 the preparation and audit of E-LOAN, Inc.'s (the "Company") financial statements has become a more complex process which has taken more time than anticipated. Consequently, the Company was unable to complete its responsibilities in connection with the audit of the Company's financial statements within the necessary period of time to timely file the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 without unreasonable effort or expense. The Company currently anticipates that the Form 10-K will be filed by no later than March 31, 2005. Additionally, the Company expects to subsequently amend its Form 10-K to include its "Management's Annual Report on Internal Control Over Financial Reporting," required by Item 308(a) of Regulation S-K, within the 45 day period set forth in Securities Exchange Act Release No. 34-50754.

                           PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

       MATTHEW ROBERTS               (925)                   847-6200
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           (Name)                 (Area Code)            (Telephone Number)

(2) Have all other reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the
      answer is no, identify report(s).                       Yes |X|     No |_|

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(3)   Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
      thereof?                                                Yes |_|     No |X|

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                  E-LOAN, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    March 16, 2005             By: /s/ Matthew Roberts
     ------------------                -----------------------------------------
                                        Matthew Roberts, Chief Financial Officer

INSTRUCTION: The form may be signed by an officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other that an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
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Intentional misstatements or omissions of fact constitute Federal Criminal
Violations (See 18 U.S.C. 1001)
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